Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-XXXXX) and related Prospectus of Medical Properties Trust, Inc., MPT Operating Partnership, L.P., and MPT Finance Corporation for the registration of their common stock, preferred stock, guarantees, and debt securities, and to the incorporation by reference therein of our report dated May 29, 2020, with respect to the consolidated financial statements of Steward Health Care System LLC for the year ended December 31, 2019, included in the Annual Report of Medical Properties Trust, Inc. and MPT Operating Partnership, L.P. (Form 10-K/A) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 30, 2021